Exhibit 12.1

Ratio of Earnings to Fixed Charges (unaudited)

		For the Three Months Ended September 30,				For the Year ended June 30,
		2009		2008		2009		2008		2007		2006		2005
EXCLUDING INTEREST ON DEPOSITS:
Pre-tax income from continuing operations, as reported		$6,279		$-3,094	(1)	$12,048		$7,011		$5,603		$5,448		$4,761
Fixed charges		4,099		5,352		18,704		7,494		6,645		4,656		4,528

Earnings	(A)	$10,378		$2,258		$30,752		$14,505		$12,248		$10,104		$9,289
Interest on debt, including amortization of debt issuance costs		$3,781		$5,038		$17,436		$16,923		$12,171		$7,828		$4,574
Dividends on preferred stock		292		288		1,164		526		526		607		683
Portion of long-term leases representative of the interest factor (2)		26		26		104		104		104		104		73

Fixed Charges	(B)	$4,099		$5,352		$18,704		$17,553		$12,801		$8,539		$5,330
Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(A)/(B)	2.53	x	0.42	x	1.64	x	0.83	x	0.96	x	1.18	x	1.74	x

INCLUDING INTEREST ON DEPOSITS:
Pre-tax income from continuing operations, as reported		$6,279		$-3,094	(1)	$12,048		$7,011		$5,603		$5,448		$4,761
Fixed charges		9,530		11,679		42,687		45,911		34,368		23,469		14,268

Earnings	(C)	$15,809		$8,585		$54,735		$52,922		$39,971		$28,917		$19,029
Interest on deposits		$5,431		$6,327		$23,983		$28,358		$21,567		$14,930		$8,938
Interest on borrowings, including amortization of debt issuance costs		$3,781		$5,038		$17,436		$16,923		$12,171		$7,828		$4,574
Dividends on preferred stock		292		288		1,164		526		526		607		683
Portion of long-term leases representative of the interest factor (2)		26		26		104		104		104		104		73

Fixed Charges	(D)	$9,530		$11,679		$42,687		$45,911		$34,368		$23,469		$14,268
Consolidated ratios of earnings to fixed charges, including interest on deposits	(C)/(D)	1.66	x	0.74	x	1.28	x	1.15	x	1.16	x	1.23	x	1.33	x

PREFERRED DIVIDENDS:
Pre-tax income from continuing operations, as reported	(E)	$6,279		$-3,094	(1)	$12,048		$7,011		$5,603		$5,448		$4,761
Preferred dividends		$173		$171		$690		$312		$312		$360		$405
Taxable equivalent preferred dividends assuming 40.72% tax rate	(F)	$292		$288		$1,164		$526		$526		$607		$683
Consolidated ratios of earnings to preferred dividends	(E)/(F)	21.52	x	-10.73	x	10.35	x	13.32	x	10.65	x	8.97	x	6.97	x

(1)	Loss of $7.9 million due to sale of FNMA preferred stock after government conservatorship. Excluding the pretax loss of $7.9 million the pretax earnings would have been $4.8 million and ratios would have been 1.90x, 1.41x and 16.67x for earnings to fixed charges without deposits, with deposits and with preferred dividends only, respectively.

(2)	The interest factor on long-term operating leases represents 1/3 of long-term expense as a reasonable approximation of the appropriate portion of operating lease expense considered to be representative of interest.